Exhibit 99.1

Restoration Hardware Announces Appointment of New Director

CORTE MADERA, Calif., Mar. 10 — Restoration Hardware, Inc. (Nasdaq: RSTO) today announced the appointment of T. Michael Young as an independent member of its Board of Directors, and a member of the Company’s Audit Committee.

Mr. Young is currently President and Chief Executive Officer of Metal Supermarkets International, a privately-held metal distributor with operations in North America, Europe, and the Middle East.  Mr. Young also serves as a member of the Board of Directors of Emeritus Corporation, a publicly-held operator of assisted living residential communities.  Previously, Mr. Young was Chairman, President and Chief Executive Officer of Hi-Lo Automotive, Inc., a publicly-held retailer and wholesale distributor of auto parts and supplies.  Mr. Young also previously served as Senior Vice President, Chief Financial Officer and Director of Weatherford International, Inc., a manufacturer and supplier of oilfield equipment and drilling services.  From 1976 to 1980, Mr. Young was a partner at Arthur Andersen & Co.

Gary Friedman, Restoration Hardware’s President, Chief Executive Officer and Acting Chairman of the Board of Directors, commented, “We are pleased to welcome Mike to our Board of Directors. His extensive management and financial background will add depth and expertise to our Board and Audit Committee.”

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of March 10, 2005, the Company operated 102 retail stores and two outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements that implicate benefits from the Company’s appointment of Mr. Young to the Board of Directors, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in investor perceptions of the Company, changes in economic or business conditions in general, customer reactions to the Company’s current programs and strategies, changes in the competitive environment in which the Company operates, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended October 30, 2004, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources,” “Critical Accounting Policies,” and “Factors that May Affect our Future Operating Results” and in Part I, Item 4 thereof (“Controls and Procedures”). The Company undertakes no obligation to update any forward- looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Chief Financial Officer

(415) 924-1005